Exhibit 99.1

Frozen Food Express Industries, Inc. Streamlines Dry Freight Services

Changes to improve overall efficiencies and quality of service

DALLAS, [October 5, 2011] – Frozen Food Express Industries, Inc. (Nasdaq: FFEX) announced today that it will restructure its dry freight service offerings.  The Company will continue to offer dry freight options in certain lanes via the Company’s temperature-controlled trailers; however, it will no longer provide dry freight services via a dedicated fleet of dry van trailers.  “Streamlining our dry freight services will greatly reduce, but not eliminate our ability to handle dry freight.  We will continue to move dry freight via our temperature-controlled trailers, as it meets the needs of customers and provides a profitable contribution margin,” said Russell Stubbs, the Company's President and Chief Executive Officer.  “At the same time, these actions should greatly improve our operating efficiency and allow us to focus in other areas where we offer differentiated service.”  Mr. Stubbs continued by stating, “we are in the process of notifying customers that are impacted by this change and will do all we can to make this a smooth transition for them.  Regrettably, the economics of the transportation world do not promote maintaining equipment offerings in non-core, lower margin services.  This will allow us to concentrate on core services that allow better margins due to product differentiation.”

The plan includes the sale of approximately 435 dry van trailers, which account for all of the Company’s dry van trailer fleet.  The Company will maintain its current fleet of approximately 3,250 leased and owned temperature-controlled trailers to provide truckload (“TL”), Intermodal, and less-than-truckload (“LTL”) services.  Additionally, the Company intends to reduce its tractor fleet by approximately 290 tractors during the fourth quarter as a result of the reduction in the dry van services. Sales of these tractors and trailers are expected to be completed during the fourth quarter of 2011.  The Company will use the proceeds of these sales, which it anticipates to be approximately $15.5 million, to reduce debt.

In an effort to reduce overall tractor fleet age, the Company will also trade an additional 240 of its oldest tractors for new units, which will reduce the average fleet age significantly.  “Fleet age is one of the largest drivers of cost in our company,” said Russell Stubbs.  “The cost to maintain an aged fleet has seriously deteriorated our operating results in 2011 and had to be addressed.  Due to higher maintenance costs, loss of warranty and reduced fuel efficiency, older model tractors cost considerably more to operate than newer models.    Additionally, a younger fleet significantly improves driver morale and retention, which is an industry-wide challenge,” Stubbs added.

The Company stated it expects to record a one-time charge to reflect the costs related to exiting the dry van service during the fourth quarter of 2011.

About Frozen Food Express Industries, Inc.
Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload. The Company also provides brokerage/logistics and dedicated services to our customers.

Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. Those statements are based on current expectations and are subject to uncertainty and change. Although our management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Among the key factors that are not within our management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor and owner-operators, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in our filings with the Securities and Exchange Commission.  Given the volatility in fuel prices and the impact fuel surcharge revenues have on total operating revenues, we often make reference to total operating revenue excluding fuel surcharges to provide a more consistent basis for comparison of operating revenue without the impact of fluctuating fuel prices.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports and filings with the Securities and Exchange Commission. The company does not assume, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contacts:
Frozen Food Express Industries, Inc.
Russell Stubbs, President and CEO
John Hickerson, EVP and COO
John McManama, Senior VP and CFO
(214) 630-8090
 ir@ffex.com